UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                               (Amendment No. 1)*


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              Raster Graphics, Inc.
                    -----------------------------------------
                                (Name of Issuer)

                                  Common Stock
                    -----------------------------------------
                         (Title of Class of Securities)

                                  0007539 07 1
                    -----------------------------------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 12 pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No.  0007539 07 1                                                                    Page 2 of 12 Pages
          --------------
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


          Merrill Pickard Anderson & Eyre IV, L.P.
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                         (b)  |X|
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
   4      Citizenship or place of organization

          California
--------- -------------------------------------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER

           NUMBER OF                   458,281
            SHARES            -------- --------------------------------------------------------------------------------
         BENEFICIALLY            6     SHARED VOTING POWER
           OWNED BY
        EACH REPORTING                 -0-
         PERSON WITH          -------- --------------------------------------------------------------------------------
                                 7     SOLE DISPOSITIVE POWER

                                       458,281
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       -0-
----------------------------- -------- --------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          458,281
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          4.79%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          PN
--------- -------------------------------------------------------------------------------------------------------------

                               Page 2 of 12 pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No.  0007539 07 1                                                                    Page 3 of 12 Pages
           ------------
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


          MPAE Technology Partners, L.P.
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                         (b)  |X|
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
   4      Citizenship or place of organization

          California
--------- -------------------------------------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER

           NUMBER OF                   -0-
            SHARES            -------- --------------------------------------------------------------------------------
         BENEFICIALLY            6     SHARED VOTING POWER
           OWNED BY
        EACH REPORTING                 -0-
         PERSON WITH          -------- --------------------------------------------------------------------------------
                                 7     SOLE DISPOSITIVE POWER

                                       -0-
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       -0-
----------------------------- -------- --------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0-
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.00%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          PN
--------- -------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 3 of 12 pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No.  0007539 07 1                                                                    Page 4 of 12 Pages
           ------------
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


          MPAE IV Management Company, L.P.
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                         (b)  |X|

--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
   4      Citizenship or place of organization

          California

----------------------------- -------- --------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER

           NUMBER OF                   458,281
            SHARES            -------- --------------------------------------------------------------------------------
         BENEFICIALLY            6     SHARED VOTING POWER
           OWNED BY
        EACH REPORTING                 -0-
         PERSON WITH          -------- --------------------------------------------------------------------------------
                                 7     SOLE DISPOSITIVE POWER

                                       458,281
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       -0-
----------------------------- -------- --------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          458,281
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          4.79%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          PN
--------- -------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 4 of 12 pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No.   0007539 07 1                                                                   Page 5 of 12 Pages
            ------------
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


          Steven L. Merrill
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                         (b)  |X|

--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
   4      Citizenship or place of organization

          United States
----------------------------- -------- --------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER

           NUMBER OF                   -0-
            SHARES            -------- --------------------------------------------------------------------------------
         BENEFICIALLY            6     SHARED VOTING POWER
           OWNED BY
        EACH REPORTING                 458,281
         PERSON WITH          -------- --------------------------------------------------------------------------------
                                 7     SOLE DISPOSITIVE POWER

                                       -0-
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       458,281
----------------------------- -------- --------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          458,281
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          4.79%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN
--------- -------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 5 of 12 pages

---------------------------------------------                                      -----------------------------------
                                                             13G
CUSIP No.  0007539 07 1                                                                    Page 6 of 12 Pages
           ------------
---------------------------------------------                                      -----------------------------------
--------- ------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


          James C. Anderson
--------- ------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                         (b)  |X|

--------- ------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

--------- ------------------------------------------------------------------------------------------------------------
   4      Citizenship or place of organization

          United States
--------- ------------------------------------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER

           NUMBER OF                   -0-
            SHARES            -------- --------------------------------------------------------------------------------
         BENEFICIALLY            6     SHARED VOTING POWER
           OWNED BY
        EACH REPORTING                 458,281
         PERSON WITH          -------- --------------------------------------------------------------------------------
                                 7     SOLE DISPOSITIVE POWER

                                       -0-
                              -------- -------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       458,281
----------------------------- -------- -------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          458,281
--------- ------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------- ------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          4.79%
--------- ------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN
--------- ------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 6 of 12 pages


---------------------------------------------                                      -----------------------------------
                                                             13G
CUSIP No.  0007539 07 1                                                                    Page 7 of 12 Pages
           ------------
---------------------------------------------                                      -----------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


          Stephen E. Coit
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                         (b)  |X|

--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
   4      Citizenship or place of organization

          United States
--------- -------------------------------------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER

           NUMBER OF                   -0-
            SHARES            -------- --------------------------------------------------------------------------------
         BENEFICIALLY            6     SHARED VOTING POWER
           OWNED BY
        EACH REPORTING                 458,281
         PERSON WITH          -------- --------------------------------------------------------------------------------
                                 7     SOLE DISPOSITIVE POWER

                                       -0-
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       458,281
--------- -------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          458,281
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          4.79%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN
--------- -------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 7 of 12 pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No.  0007539 07 1                                                                    Page 8 of 12 Pages
           ------------
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


          W. Jeffers Pickard
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                         (b)  |X|

--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
   4      Citizenship or place of organization

          United States
----------------------------- -------- --------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER

           NUMBER OF                   -0-
            SHARES            -------- --------------------------------------------------------------------------------
         BENEFICIALLY            6     SHARED VOTING POWER
           OWNED BY
        EACH REPORTING                 458,281
         PERSON WITH          -------- --------------------------------------------------------------------------------
                                 7     SOLE DISPOSITIVE POWER

                                       -0-
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       458,281
----------------------------- -------- --------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          458,281
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          4.79%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN
--------- -------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 8 of 12 pages

Item 1.

(a)      Name of Issuer:  Raster Graphics, Inc.

(b)      Address of Issuer's Principal Executive Offices:

         3025 Orchard Parkway
         San Jose, California 95134

Item 2.

(a)      Name of Person(s) Filing:

         Merrill Pickard Anderson & Eyre IV, L.P., a California limited partnership ("MPAE IV")
         MPAE Technology Partners, L.P., a California limited partnership ("MPAE Tech")
         MPAE IV  Management  Co.,  L.P., a California  limited   partnership
         ("MPAE  IV  M")
         Steven  L.  Merrill ("Merrill")
         James C. Anderson  ("Anderson")
         Stephen E. Coit ("Coit")
         W. Jeffers Pickard ("Pickard")

(b)      Address of Principal Business Office:

         The address for each person filing is:

         Merrill, Pickard, Anderson & Eyre
         2480 Sand Hill Road, Suite 200
         Menlo Park, CA  94025

(c)      Citizenship/Place of Organization:


         MPAE IV:                           California
         MPAE Technology Partners, L.P.:    California
         MPAE IV M:                         California
         Merrill:                           United States
         Anderson:                          United States
         Coit:                              United States
         Pickard:                           United States

(d)      Title of Class of Securities:      Common Stock

(e)      CUSIP Number:     0007539 07 1
                           ------------

Item 3.        Not applicable.

                               Page 9 of 12 pages

Item 4         Ownership.
------- --------------- -------------- --------------- --------------- -------------- ------------- ------------- -------------
                           MPAE IV       MPAE Tech       MPAE IV M        Merrill       Anderson        Coit        Pickard
------- --------------- -------------- --------------- --------------- -------------- ------------- ------------- -------------
(a)     Beneficial         458,281           0            458,281         458,281       458,281       458,281       458,281
        Ownership
------- --------------- -------------- --------------- --------------- -------------- ------------- ------------- -------------

(b)     Percentage of       4.79%          0.00%           4.79%           4.79%         4.79%         4.79%         4.79%
        Class
------- --------------- -------------- --------------- --------------- -------------- ------------- ------------- -------------

(c)     Sole Voting        458,281           0            458,281            0             0             0             0
        Power
------- --------------- -------------- --------------- --------------- -------------- ------------- ------------- -------------

        Shared Voting         0              0               0            458,281       458,281       458,281       458,281
        Power
------- --------------- -------------- --------------- --------------- -------------- ------------- ------------- -------------

        Sole               458,281           0            458,281            0             0             0             0
        Dispositive
        Power
------- --------------- -------------- --------------- --------------- -------------- ------------- ------------- -------------

        Shared                0              0               0            458,281       458,281       458,281       458,281
        Dispositive
        Power
------- --------------- -------------- --------------- --------------- -------------- ------------- ------------- -------------

Item 5.        Ownership of Five Percent or Less of a Class

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|

Item 6.        Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.        Identification   and   Classification  of  the  Subsidiary  Which
               Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.        Identification and Classification of Members of the Group

Not applicable.

Item 9.        Notice of Dissolution of Group

Not applicable.

Item 10.       Certification

Not applicable.

                              Page 10 of 12 pages

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:    February 13, 1998

MERRILL PICKARD ANDERSON & EYRE IV, L.P.    MPAE IV MANAGEMENT CO., L.P.

By its general partner
MPAE IV MANAGEMENT CO., L.P.
                                        By:      /s/ Steven L. Merrill
                                            ------------------------------------
                                                 Steven L. Merrill
                                                 General Partner
By:      /s/ Steven L. Merrill
    -------------------------------
         Steven L. Merrill
         General Partner

MPAE TECHNOLOGY PARTNERS, L.P.

By its general partner
MPAE IV MANAGEMENT CO., L.P.



By:      /s/ Steven L. Merrill
    -------------------------------
         Steven L. Merrill
         General Partner

                                                      /s/ Steven L. Merrill
                                                 -------------------------------
                                                 Steven L. Merrill



                                                      /s/ James C. Anderson
                                                 -------------------------------
                                                 James C. Anderson


                                                      /s/ Stephen E. Coit
                                                 -------------------------------
                                                 Stephen E. Coit


                                                      /s/ W. Jeffers Pickard
                                                 -------------------------------
                                                 W. Jeffers Pickard


                              Page 11 of 12 pages

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         We, the  undersigned,  hereby  express our agreement  that the attached
Schedule 13G is filed on behalf of us.

Date:    February 13, 1998

MERRILL PICKARD ANDERSON & EYRE IV, L.P.    MPAE IV  MANAGEMENT CO., L.P.

By its general partner
MPAE IV MANAGEMENT CO., L.P.
                                            By:      /s/ Steven L. Merrill
                                                --------------------------------
                                                     Steven L. Merrill
                                                     General Partner
By:      /s/ Steven L. Merrill
    ---------------------------------
         Steven L. Merrill
         General Partner

MPAE TECHNOLOGY PARTNERS, L.P.

By its general partner
MPAE IV MANAGEMENT CO., L.P.



By:      /s/ Steven L. Merrill
    ---------------------------------
         Steven L. Merrill
         General Partner

                                                   /s/ Steven L. Merrill
                                            -----------------------------------
                                            Steven L. Merrill



                                                   /s/ James C. Anderson
                                            -----------------------------------
                                            James C. Anderson


                                                   /s/ Stephen E. Coit
                                            -----------------------------------
                                            Stephen E. Coit


                                                   /s/ W. Jeffers Pickard
                                            -----------------------------------
                                            W. Jeffers Pickard


                              Page 12 of 12 pages